Putnam Convertible Income and Growth Trust, October 31, 2004, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2004, Putnam Management
has assumed $32,272 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).

72DD1 		Class A	19,662
		Class B	2,827
		Class C	241

72DD2		Class M	207
		Class R	0
		Class Y	1,156

73A1		Class A	0.536
		Class B	0.408
		Class C	0.423

74A2		Class M	0.450
		Class R	0.509
		Class Y	0.578

74U1		Class A	35,690
		Class B	6,060
		Class C	702

74U2		Class M	412
		Class R	3
		Class Y	1,815

74V1		Class A	16.60
		Class B	16.34
		Class C	16.50

74V2		Class M	16.48
		Class R	16.60
		Class Y	16.60